Exhibit 99.1

WVT Phases Out VP Position

Effective Wednesday July 13, 2005, Warwick Valley Telephone Company (Nasdaq: WWVYE; the “Company”) phased out the position of Vice President of Operations and Technology held until then by Larry Drake. The Company does not intend to replace Mr. Drake. The Company and Mr. Drake are in discussions regarding the terms of Mr. Drake’s departure.